Exhibit 3.1

AMENDED AND RESTATED BY-LAWS

OF

COMMUNITY HEALTH SYSTEMS, INC.

(As of September 13, 2023)

-i-

-ii-

AMENDED AND RESTATED BY-LAWS

OF

COMMUNITY HEALTH SYSTEMS, INC.

(hereinafter called the “Corporation”)

(As of September 13, 2023)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the Corporation within the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The Corporation may also have an office or offices other than said registered office at such place or places, either within or without the State of Delaware, as the Board of Directors shall from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. All meetings of the stockholders shall be held at any such place, either within or without the State of Delaware, or may instead be held solely or in part by means of remote communication, as shall be designated from time to time by the Board of Directors.

Section 2. Annual Meetings. Annual meetings of stockholders shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Subject to applicable Legal Requirements (as defined below), the Board of Directors may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders. At such annual meetings, directors shall be elected and the stockholders may also transact such other business as may properly be brought before the meeting in accordance with these Amended and Restated By-laws (the “By-laws”).

Section 3. Special Meetings. Special meetings of stockholders, for any purpose or purposes, may only be called by the Board of Directors, the Chairman of the Board of Directors, if one shall have been elected, or the Chief Executive Officer. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. Subject to applicable Legal Requirements, the Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

Section 4. Notice of Meetings. Except as otherwise expressly required by law, notice of each annual and special meeting of stockholders stating the date, place, if any, and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder of record entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. In addition, if notice is provided by electronic transmission in accordance with the Delaware General Corporation Law, then such notice shall be deemed to be given when directed to the electronic mail addresses of such stockholders. If such notice is transmitted by a posting on an electronic network together with separate notice to the stockholder of such specific posting, such notice shall be deemed to be given upon the later of (i) such posting, and (ii) the giving of such separate notice. If such notice is transmitted by any other form of electronic transmission, such notice shall be deemed to be given when directed to the stockholder. Notice shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (such Act, together with the rules and regulations promulgated thereunder being the “Exchange Act”) and Section 233 of the Delaware General Corporation Law. For purposes of these By-laws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form through an automated process.

Section 5. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman or if one shall not have been elected, any other officer or director of the Corporation as determined by the Board of Directors, shall act as chairman of the meeting and preside thereat. The Secretary or, in such person’s absence or inability to act, any person appointed by the chairman of the meeting, shall act as secretary of the meeting and keep the minutes thereof.

Section 6. Conduct of Business. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as the Board of Directors shall deem appropriate. In addition, the chairman of the meeting shall have the right and authority to convene and to recess and/or adjourn the meeting, and, except to the extent inconsistent with any such rules or regulations as adopted by the Board of Directors, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) rules and procedures for maintaining order at the meeting and the safety of those present; (ii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized proxies or such other persons as the Board of Directors or the chairman of the meeting shall determine; (iii) restrictions on entry to the meeting after the time fixed for the commencement thereof; (iv) the opening and closing of the voting polls for each item upon which a vote is to be taken; (v) rules regarding questions or comments by participants, including limitations on the time allotted to questions or comments; and (vi) in respect of any meeting held solely or in part by means of remote communication, rules, regulations and procedures regarding participation in such meeting by means of remote communication.

Section 7. Quorum, Adjournments. The holders of a majority of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, except as otherwise provided by statute or by the Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”). If, however, such quorum shall not be present or represented by proxy at any meeting of stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, or the chairman of the meeting, shall have the power to adjourn the meeting from time to time, provided that the time, place, if any, thereof, and the means of remote communication, if any, are provided in a manner permitted by the Delaware General Corporation Law. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally called. If the adjournment is for more than thirty days, or, if after adjournment a new record date is set, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. A quorum, once established at the meeting, shall not be broken by the withdrawal of enough votes to have less than a quorum.

Section 8. Voting.

(a) Except as otherwise provided by the Restated Certificate of Incorporation, each stockholder of the Corporation shall be entitled at each meeting of stockholders to one vote, in person or by proxy, for each share of capital stock of the Corporation standing in such stockholder’s name on the record of stockholders of the Corporation:

(i) on the date fixed pursuant to the provisions of Section 7 of Article V of these By-laws as the record date for the determination of the stockholders who shall be entitled to vote at such meeting; or

(ii) if no such record date shall have been so fixed, then at the close of business on the day next preceding the day on which notice thereof shall be given, or, if notice is waived, at the close of business on the date next preceding the day on which the meeting is held.

(b) Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for such stockholder by a proxy signed by such stockholder or as otherwise authorized in accordance with the Delaware General Corporation Law, but no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any such proxy shall be delivered to the secretary of the meeting at or prior to the time designated in the order of business for so delivering such proxies. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card other than white, which shall be reserved for the exclusive use by the Board of Directors.

(c) A nominee for director shall be elected to the Board of Directors at any meeting of stockholders for the election of directors at which a quorum is present if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 12 of Article II of these By-laws and/or the proxy access requirements for stockholder nominees for director set forth in Section 15 of Article II of these By-laws and (ii) such nomination has not been withdrawn by such stockholder on or before the tenth day before the Corporation first mails provides or makes available its notice of meeting for such meeting to the stockholders. When a quorum is present at any meeting, the affirmative vote of the holders of a majority of the voting power of the shares of the Corporation which are present in person or represented by proxy at the meeting and entitled to vote thereon, shall decide any question brought before such meeting, unless the question is one upon which by express provision of statute or of the Restated Certificate of Incorporation or of these By-laws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Voting at meetings of stockholders need not be by written ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy.

Section 9. List of Stockholders Entitled to Vote. At least ten days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, that if the record date is less than 10 days before the meeting date, this list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder shall be prepared. Nothing in this Section shall require the Corporation to include electronic mail addresses or other electronic content information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 10. Inspectors. The Board of Directors shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at such meeting or any adjournment thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate so appointed is able to act at the meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the number of shares represented at the meeting and the validity and effect of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by telegram, cablegram, or other electronic transmission from which it can be determined that the proxy was authorized by the stockholder, any written ballot or, if authorized by the Board, a ballot submitted by electronic transmission together with any information from which it can be determined that the electronic transmission was authorized by the stockholder, any information provided in a record of a vote if such vote was taken at the meeting by means of remote communication along with any information used to verify that any person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder, ballots and the regular books and records of the corporation, and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 11. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided by statute or in the Restated Certificate of Incorporation, and subject to the setting of any record date as contemplated by Section 7 of Article V of these By-laws, any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of any such corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 12. Advance Notice Provisions for Nomination of Directors.

(a) Except as otherwise provided in Section 15 of Article II, only persons who are nominated (i) in accordance with this Section 12 and Section 14 of Article II, and (ii) in compliance with the requirements of the Exchange Act (including, to the extent applicable, Rule 14a-19 thereunder) and other applicable Legal Requirements, shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called by the Corporation in accordance with Section 3 of Article II for the purpose of electing directors:

(i) as specified in the Corporation’s notice of such meeting (or any supplement thereto);

(ii) by or at the direction of the Board of Directors (or any duly authorized committee thereof); or

(iii) by any stockholder of the Corporation (x) who is a stockholder of record (and, with respect to any Beneficial Owner (as defined below), if different, on whose behalf such nomination is proposed by the record holder, only if such Beneficial Owner was the Beneficial Owner of shares of the Corporation) both at the time of the giving of the notice provided for in this Section 12 and on the record date for the determination of stockholders entitled to vote at such meeting, and (y) who complies with the provisions set forth in this Section 12 and Section 14 of Article II. This clause (iii) shall be the exclusive means for a stockholder of the Corporation to submit any director nomination, except as provided in Section 15 of Article II.

(b) In addition to other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(c) To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation:

(i) in the case of an annual meeting, with respect to a nomination made pursuant to this Section 12, not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first provided or made available its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the current year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely, notice by the stockholder must be so delivered not later than the later of the 90th day prior to the current year’s annual meeting or the 10th day following the day on which public announcement (as defined below) of the date of such meeting is first made (to be timely with respect to nominations made pursuant to Section 15, such notice must be delivered in accordance with the requirements of Section 15); and

(ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the later of the 90th day prior to the date of such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.

(d) To be in proper written form, a stockholder’s notice to the Secretary provided pursuant to Section 12(c) above must set forth:

(i) as to each person whom the stockholder proposes to nominate for election as a director (the “Nominee”):

A. the name, age, business address and residence address of the Nominee;

B. the principal occupation or employment of the Nominee;

C. the class or series and number of shares of all capital stock of the Corporation which are owned of record or Beneficially Owned (as defined below) by the Nominee;

D. a description in reasonable detail of any other economic interest in or in respect of or any other rights with respect to (including from a third party) any equity, debt or other securities of the Corporation or any subsidiary thereof, including any Derivative Securities (as defined below), directly or indirectly held by the Nominee;

E. the Nominee Information (as defined below), with respect to such Nominee;

F. a written consent of such Nominee to be named as a nominee in any proxy statement and accompanying proxy card distributed in connection with the meeting and to serve as a director if elected, and a written representation that such Nominee currently intends to serve the full term for which such Nominee would be standing for election, if elected;

G. whether such Nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation); and

H. any other information relating to the Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors pursuant to Section 14 of the Exchange Act, including, without limitation, Rule 14a-19 promulgated under the Exchange Act; and

(ii) as to the Proponent (as defined below) in relation to such proposed nomination:

A. the name and address of the Proponent, and any Stockholder Associated Persons (as defined below) thereof within the scope of any of the clauses of this Section 12(d)(ii) below;

B. the class or series and number of shares of capital stock of the Corporation that are owned of record or Beneficially Owned by the Proponent or any Stockholder Associated Person thereof;

C. a description in reasonable detail of any other economic interest in or in respect of or any other rights with respect to (including from a third party) any equity, debt or other securities of the Corporation or any subsidiary thereof, including any Derivative Securities (as defined below), directly or indirectly held by the Proponent or any Stockholder Associated Person thereof;

D. a description in reasonable detail of all agreements, arrangements, or understandings between the Proponent or any Stockholder Associated Person thereof, on the one hand, and any other person(s) (including any Stockholder Associated Person, or the Nominee), on the other hand, in connection with or related to (x) the ownership of any securities of the Corporation or any subsidiary thereof or the Derivative Securities, or (y) the proposed director nomination or potential service of the Nominee on the Board of Directors;

E. a description in reasonable detail of all direct or indirect agreements, arrangements or understandings (including with respect to compensatory matters), and any material relationships, in any such case, within the last three years, between the Proponent and any Stockholder Associated Person thereof, on the one hand, and each Nominee and his or her affiliates, on the other hand;

F. a representation as to whether the Proponent intends to engage in a solicitation with respect to the proposed nomination and, if so, (i) whether such solicitation will be conducted as an exempt solicitation under Rule 14a-2(b) under the Exchange Act, (ii) whether the Proponent intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s shares of capital stock reasonably believed by the Proponent to be sufficient to elect the Nominee, and/or (iii) whether the Proponent intends to solicit proxies in support of such nomination in accordance with Rule 14a-19 promulgated under the Exchange Act (including Rule 14a-19(a)(2) and Rule 14a-19(a)(3));

G. a representation that the nominating stockholder, or a Qualified Representative (as defined below) thereof, intends to appear in person at the meeting to nominate the persons named in its notice;

H. a description of any plans or proposals which such Proponent may have which relate to or would result in, if implemented, any action that would be required to be disclosed pursuant to Item 4 of Schedule 13D of the Exchange Act (regardless of whether a Schedule 13D is required); and

I. any other information relating to the Proponent and any Stockholder Associated Person thereof that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for a contested election of directors pursuant to Section 14 of the Exchange Act, including, without limitation, Rule 14a-19 promulgated under the Exchange Act.

(e) In addition to the information set forth in Section 12(d) above, any stockholder making a nomination pursuant to this Section 12 shall provide to the Corporation such additional information that the Corporation may reasonably request from time to time regarding the Nominee, including such information to determine the eligibility or qualifications of the Nominee to serve as a director or an independent director or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of the Nominee to serve as a director of the Corporation.

(f) Notwithstanding anything contained herein to the contrary in these By-laws, if any Proponent making any director nomination pursuant to the terms of this Section 12 of Article II provides notice of any nomination pursuant to Rule 14a-19(b) under the Exchange Act (any such Proponent, a “Rule 14a-19 Proponent”) and subsequently either (i) notifies the Corporation that such Rule 14a-19 Proponent (including any Stockholder Associated Person of such Rule 14a-19 Proponent) no longer intends to solicit proxies in support of the election of any Nominee in accordance with such rule, or (ii) such Rule 14a-19 Proponent (including any Stockholder Associated Person of such Rule 14a-19 Proponent) fails to comply with the requirements of Rule 14a-19 under the Exchange Act (including Rule 14a-19(a)(2) and/or Rule 14a-19(a)(3)

thereunder), then the Corporation shall disregard any proxies or votes solicited for the Nominee(s) of such Rule 14a-19 Proponent, and no vote with respect to the election of such Nominee(s) shall occur (notwithstanding the fact that proxies in respect of such vote may have been received by the Corporation). Upon request by the Corporation, any Rule 14a-19 Proponent shall deliver to the Corporation, not later than five (5) business days prior to the applicable meeting, documentation reasonably satisfactory to the Corporation demonstrating that such Rule 14a-19 Proponent (including any Stockholder Associated Person of such Rule 14a-19 Proponent) has met the requirements of Rule 14a-19(a)(3) under the Exchange Act. In addition, any Rule 14a-19 Proponent shall notify the Corporation’s Secretary in writing at the principal executive offices of the Corporation within two (2) business days of becoming aware that such Rule 14a-19 Proponent (including any Stockholder Associated Person of such Rule 14a-19 Proponent) no longer intends to solicit proxies in support of the Nominee(s) of such Rule 14a-19 Proponent in accordance with Rule 14a-19.

(g) The number of nominees a Proponent (including any Stockholder Associated Person of such Proponent) may nominate for election at a meeting of stockholders pursuant to this Section 12 of Article II shall not exceed the number of directors to be elected at such meeting. In addition, no Proponent (including any Stockholder Associated Person of such Proponent) will be entitled to make any additional or substitute nominations of Nominees following the expiration of the applicable time periods set forth in this Section 12 of Article II.

(h) Except as provided in Section 15 of Article II, no person shall be eligible for election as a director of the Corporation unless properly nominated in accordance with this Section 12 and Section 14 of Article II. If the chairman of the meeting determines that a nomination was not made in accordance with these By-laws, the chairman shall declare to the meeting that the nomination was not properly brought before the meeting and such defective nomination shall be disregarded, notwithstanding the fact that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 12, if the nominating stockholder or a Qualified Representative of the stockholder does not appear at the meeting to present the nomination, such nomination shall be disregarded. For the avoidance of doubt, a nomination made by a Proponent giving notice under this Section 12 of Article II will not be made in accordance with these By-laws if the Board or the chairman of the meeting determines that (i) any information required to be provided by or on behalf of such Proponent (including any information related to any Stockholder Associated Person(s) of such Proponent and any Nominee(s) of such Proponent) was not, when provided, true, correct and complete, or (ii) such Proponent (including any Stockholder Associated Person(s) of such Proponent and any Nominee of such Proponent) has otherwise failed to comply with all applicable requirements pursuant to these By-laws.

Section 13. Advance Notice Provisions for Business to be Transacted at Stockholder Meetings.

(a) No business may be transacted at any meeting of stockholders, other than business that has properly been brought before the meeting (i) in accordance with this Section 13 and Section 14 of Article II and (ii) in compliance with the requirements of the Exchange Act and other applicable Legal Requirements. To be properly brought before a meeting, any such business must be a proper matter for stockholder action, and must be:

(i) specified in the Corporation’s notice of meeting (or any supplement thereto);

(ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof); or

(iii) with respect to any annual meeting of stockholders, otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record (and, with respect to any Beneficial Owner (as defined below), if different, on whose behalf such nomination is proposed by the record holder, only if such Beneficial Owner was the Beneficial Owner of shares of the Corporation) both at the time of the giving of the notice provided for in this Section 13 and on the record date for the determination of stockholders entitled to vote at such annual meeting, and (y) who complies with the provisions set forth in this Section 13 and Section 14 of Article II. This clause (iii) shall be the exclusive means for a stockholder to propose any business at any meeting of the stockholders of the Corporation; provided, however, that nothing set forth in these By-laws shall be deemed to affect any right of stockholders of the Corporation to request the inclusion of any shareholder proposal in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(b) In addition to other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(c) To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the first anniversary of the date on which the Corporation first provided or made available its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if the date of the current year’s annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, to be timely notice by the stockholder must be so delivered not later than the later of the 90th day prior to the current year’s annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

(d) To be in proper written form, a stockholder’s notice to the Secretary provided pursuant to Section 13(c) must set forth:

(i) a description in reasonable detail of each item of business desired to be brought before the annual meeting by the stockholder providing the notice (including the complete text of any resolutions intended to be presented at the meeting and in the event such business includes a proposal to amend these By-laws, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting;

(ii) a description in reasonable detail of any interest of the Proponent and any Stockholder Associated Persons thereof in such business; and

(iii) as to the Proponent and any Stockholder Associated Persons thereof, all information described in each of clauses A through D, and clauses F through H (but not including clause (iii) of clause F), of Section 12(d)(ii) above (substituting references to the proposed nomination (or similar references) with the proposed business, where applicable).

(e) No business shall be conducted at any meeting of stockholders except business properly brought before the meeting in accordance with this Section 13 and Section 14 of Article II. If the chairman of a meeting of stockholders determines that business was not properly brought before the meeting pursuant to this Section 13 and Section 14 of Article II in accordance with these By-laws, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted, notwithstanding the fact that proxies in respect of such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 13, if the stockholder providing the notice or a Qualified Representative of such stockholder does not appear at the meeting to make any such proposal, such proposal shall be disregarded. For the avoidance of doubt, any business of a Proponent giving notice under this Section 13 of Article II will not be made in accordance with these By-laws if the Board or the chairman of the meeting determines that (i) any information required to be provided by or on behalf of such Proponent (including any information related to any Stockholder Associated Person(s) of such Proponent) was not, when provided, true, correct and complete, or (ii) any such Proponent (including any Stockholder Associated Person(s) of such Proponent) has otherwise failed to comply with all applicable requirements pursuant to these By-laws.

Section 14. Definitions and General Provisions Regarding Nominations and Proposals.

(a) For purposes of these By-Laws, the following capitalized terms have the meanings set forth below:

(i) “Beneficially Owned” (and correlative terms) has the meaning set forth in Rule 13d-3 under the Exchange Act, provided that a person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of stock of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future.

(ii) “Derivative Securities” means any option, warrant, convertible security, stock appreciation right, profits interest, hedging transaction, derivative position, short position, borrowed or loaned securities, or other right or interest, the effect or intent of which interest is to mitigate loss, manage risk or benefit from changes in the price or value of any equity, debt or other securities of the Corporation or any subsidiary thereof, or maintain, increase or decrease voting power with respect to any securities of the Corporation and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of any equity, debt or other securities of the Corporation or any subsidiary thereof.

(iii) “Legal Requirements” means any state, federal or other laws or other legal requirements, including the rules and regulations and listing standards of any Stock Exchange on which the Corporation’s securities are listed.

(iv) “Proponent” means a stockholder of record providing notice of (A) a director nomination in accordance with Section 12 of Article II or (B) other business to be proposed in accordance with Section 13 of Article II, including, if the notice is submitted on behalf of a Beneficial Owner who is different from such stockholder of record, such Beneficial Owner.

(v) “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press, Business Wire or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(vi) “Qualified Representative” of any Proponent or, for purposes of Section 15 of Article II, any Eligible Proxy Access Stockholder (or the designated lead group member), as applicable, means (A) a duly authorized officer or other agent of such Proponent or Eligible Proxy Access Stockholder (or the designated lead group member), or (B) a person authorized by a writing executed by such Proponent or Eligible Proxy Access Stockholder (or the designated lead group member) or an electronic transmission delivered by such Proponent or Eligible Proxy Access Stockholder (or the designated lead group member) to act for such Proponent or Eligible Proxy Access Stockholder (or the designated lead group member) at the meeting of the stockholders of the Corporation in accordance with applicable Legal Requirements, which person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of the stockholders of the Corporation.

(vii) “Stock Exchange” means any securities exchange(s) on which the securities of the Corporation are listed.

(viii) “Stockholder Associated Person” of a Proponent means (a) any person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Proponent, (b) any Beneficial Owner of shares of stock of the Corporation owned of record or Beneficially by such Proponent, and (c) any person with whom such Proponent (and/or any person within the scope of clauses (a) or (b) of this definition of “Stockholder Associated Person”) is knowingly acting in concert.

(b) Any Proponent providing notice of a nomination or business proposed to be brought before a meeting in accordance with Section 12 or Section 13 of Article II, as applicable, shall further update and supplement such notice and any other information required to be provided under Section 12 or Section 13 of Article II, as applicable, so that such notice and information is true and correct (i) as of the record date for the meeting, and (ii) ten business days prior to the meeting. Such Proponent shall deliver such further update and supplement to the Secretary of the Corporation (A) in the case of information to be provided as of the record date, not later than three business days following the record date for such meeting, and (B) in the case of information to be provided as of ten business days prior to the meeting, not later than seven business days prior to the meeting; provided, however, that such update shall (x) be made only to the extent that information has changed since such Proponent’s last submission, and (y) clearly identify the information that has changed since such Proponent’s prior submission. For the avoidance of doubt, the requirement to update and supplement such information shall not permit such stockholder or any other person to change or add any proposed Nominee or other proposed business to be conducted at such meeting or be deemed to cure any defects or limit the remedies

(including, without limitation, under these By-laws) available to the Corporation related to any defect In addition, the Corporation may require that any Proponent providing notice of a nomination or business proposed to be brought before a meeting in accordance with Section 12 or Section 13 of Article II, as applicable, provide such additional information as may reasonably be requested by the Corporation. Such additional information will be provided as soon as reasonably practicable, and in any event within five (5) business days after such additional information has been requested by the Corporation (or such later time that the Corporation may provide in such request). The Corporation may require any proposed Nominee of any Proponent or proposed Proxy Access Nominee of any Eligible Proxy Access Stockholder to submit to interviews with the Board of Directors or any committee thereof, and such proposed Nominee or Proxy Access Nominee shall make herself or himself available for any such interviews within ten business days following the date of such request.

(c) Section 12 and Section 13 of Article II shall constitute an “advance notice provision” for annual meetings for purposes of Rule 14a-4(c)(1) under the Exchange Act.

(d) In no event will the adjournment of a meeting of stockholders or (to the extent permitted by applicable Legal Requirements) postponement of a meeting of stockholders for which notice has already been given, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in Section 12, Section 13 or Section 15 of Article II, as applicable.

(e) Nothing in these By-laws shall be deemed to affect any rights of holders of Preferred Stock or any series thereof to elect directors pursuant to any applicable provisions of the Restated Certificate of Incorporation.

(f) To be eligible to be a Nominee or Proxy Access Nominee, a person must deliver (in the case of a Nominee, in accordance with the time periods prescribed for delivery of notice under Section 12 of Article II, or, in the case of a Proxy Access Nominee (as defined below), in accordance with the time periods prescribed for delivery of a Nomination Notice under Section 15 of Article II), the following to the Secretary at the principal executive offices of the Corporation (collectively, the “Nominee Information”):

(i) a fully completed and signed copy of the Corporation’s directors questionnaire (which questionnaire shall be provided by the Secretary of the Corporation upon written request); and

(ii) a written representation and agreement (in the form provided by the Secretary of the Corporation upon written request) that such nominee (1) acknowledges the Corporation’s policy on director resignations following such person’s failure to receive the required vote for re-election at any future meeting at which such person would face re-election, as set forth in the Corporation’s Governance Guidelines, (2) is not and will not become a party to (x) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation, (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the

Corporation, with such person’s fiduciary duties under applicable Legal Requirements, or (z) any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (3) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected or re-elected as a director of the Corporation, and intends to comply, with the Corporation’s Governance Guidelines, Code of Conduct, and any other publicly available Corporation policies and guidelines applicable to directors of the Corporation.

Section 15. Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a) Inclusion of Nominees in Proxy Statement.

(i) Subject to the provisions of this Section 15, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement and form of proxy card (the “Proxy Materials”) for any annual meeting of stockholders the name of, and the Required Information (as defined below) relating to, any person nominated for election to the Board of Directors (a “Proxy Access Nominee”) by an Eligible Proxy Access Stockholder (as defined below) that has satisfied the requirements of this Section 15, as determined by the Board of Directors.

(ii) For purposes of this Section 15, the “Required Information” that the Corporation will include in its Proxy Materials is:

A. any information about the Proxy Access Nominee and the Eligible Proxy Access Stockholder that is required to be disclosed in the Proxy Materials by the rules of the Securities and Exchange Commission (the “SEC”) or other applicable Legal Requirements; and

B. any statement included by the Eligible Proxy Access Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Proxy Access Nominee’s election to the Board of Directors (subject to, without limitation, Section 15(e)(ii) of Article II), if such statement does not exceed 500 words (the “Supporting Statement”).

(iii) The Corporation may also include in the Proxy Materials any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the Proxy Materials relating to the nomination of any Proxy Access Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 15 and any solicitation materials or related information with respect to a Proxy Access Nominee.

(iv) For purposes of this Section 15, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Proxy Access Stockholder, any Proxy Access Nominee and any other person so long as made in good faith (without any further requirements).

Except for any nominations made in accordance with Section 12 of Article II hereof pursuant to Exchange Act Rule 14a-19, this Section 15 provides the exclusive method for stockholders to include nominees for director in the Corporation’s Proxy Materials with respect to any meeting of stockholders.

(b) Number of Nominees.

(i) The Corporation shall not be required to include in the Proxy Materials for an annual meeting of stockholders pursuant to this Section 15 more Proxy Access Nominees than that number constituting the greater of (x) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 15 (rounded down to the nearest whole number) and (y) two nominees (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by (1) any Proxy Access Nominees who the Board of Directors itself decides to nominate for election at such annual meeting, (2) any Proxy Access Nominees who cease to satisfy the eligibility requirements in this Section 15, as determined by the Board of Directors, (3) any Proxy Access Nominees whose nomination is withdrawn by the Eligible Proxy Access Stockholder or who become unwilling to serve on the Board of Directors, and (4) the number of incumbent directors who had been Proxy Access Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 15(d) of Article II below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the number of Proxy Access Nominees pursuant to this Section 15 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation to that effect, which notice shall include the names of all Proxy Access Nominees, each Eligible Proxy Access Stockholder will select one Proxy Access Nominee for inclusion in the Proxy Materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position held by each Eligible Proxy Access Stockholder as disclosed in such Eligible Proxy Access Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Eligible Proxy Access Stockholder has selected one Proxy Access Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 15(d) of this Article II, an Eligible Proxy Access Stockholder or a Proxy Access Nominee ceases to satisfy the eligibility requirements in this Section 15, as determined by the Board of Directors, an Eligible Proxy Access Stockholder withdraws its nomination or a Proxy Access Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the Proxy Materials, then the nomination shall be disregarded, and the Corporation (1) shall not be required to include in its Proxy Materials the disregarded Proxy Access Nominee (or any successor or replacement nominee) and (2) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its Proxy Materials, that the disregarded Proxy Access Nominee will not be included as a nominee in the Proxy Materials and will not be voted on at the annual meeting.

(c) Eligible Proxy Access Stockholder.

(i) For purposes of this Section 15, an “Eligible Proxy Access Stockholder” is a stockholder or a group of no more than twenty stockholders who own and have owned (as defined in this Section 15(c)), continuously for at least three (3) years as of the date the Nomination Notice is received by the Corporation three percent (3%) or more of the outstanding shares of common stock of the Corporation (the “Required Shares”) and who continue to own the Required Shares through the date of the annual meeting. For purposes of determining the number of outstanding shares of common stock of the Corporation for purposes of this calculation, such amount will be determined as set forth in the most recent filing of the Corporation with the SEC setting forth such amount.

(ii) For purposes of satisfying the ownership requirement under Section 15(c)(i) two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall, in each case, be treated as one stockholder if such Eligible Proxy Access Stockholder shall provide as part of the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof.

(iii) Except as otherwise provided in this Section 15, whenever an Eligible Proxy Access Stockholder consists of a group of stockholders, any and all requirements and obligations for an Eligible Proxy Access Stockholder set forth in this Section 15 must be satisfied by and as to each stockholder. No shares may be attributed to more than one Eligible Proxy Access Stockholder, and no stockholder may be a member of more than one group constituting an Eligible Proxy Access Stockholder under this Section 15.

(iv) For purposes of this Section 15, a stockholder shall be deemed to “own” only those outstanding shares of the Corporation as to which such stockholder possesses both:

A. the full voting and investment rights pertaining to the shares; and

B. the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses A and B above shall not include any shares (1) purchased or sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such stockholder, (3) borrowed by such stockholder or any of its affiliates for any purpose or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such stockholder or any of its affiliates.

For purposes of this Section 15, (i) a stockholder “owns” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares, (ii) a stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the stockholder, and (iii) a stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares on five business days’ notice. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for purposes of this Section 15 shall be determined by the Board of Directors.

(v) Within the time period specified in Section 15(d) for giving a Nomination Notice, the Eligible Proxy Access Stockholder shall deliver to the Secretary of the Corporation one or more written statements from the record holder of the shares or one or more intermediaries through which the shares are or have been held verifying that, as of the date the Nomination Notice is received by the Corporation, the Eligible Proxy Access Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares.

(d) Nomination Notice. To nominate a Proxy Access Nominee, the Eligible Proxy Access Stockholder must, no earlier than 150 days and no later than 120 days before the anniversary of the date that the Corporation provided or made available to stockholders its definitive proxy statement for the preceding year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the current year’s annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the Nomination Notice shall be given in the manner provided herein by the later of the date that is 180 days prior to the current year’s annual meeting or the 10th day following the date the current year’s annual meeting is first publicly announced or disclosed:

(i) a copy of the Schedule 14N (or any successor form) relating to each Proxy Access Nominee that has been filed with the SEC under Rule 14a-18 of the Exchange Act (or any successor rule);

(ii) the written consent of each Proxy Access Nominee to be named in the Corporation’s Proxy Materials as a nominee and to serve as a director of the Corporation, if elected;

(iii) a written notice and agreement, in a form deemed satisfactory by the Board of Directors, that includes the following additional information, agreements and representations of the Eligible Proxy Access Stockholder (or, in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Proxy Access Stockholder):

A. all information that would be required to be included in a stockholder notice nominating director candidates pursuant to Section 12(d) of Article II (excluding the representation set forth in clause F of Section 12(d)(ii)) if the Eligible Proxy Access Stockholder were a stockholder that had nominated the Eligible Proxy Access Stockholder’s Proxy Access Nominee(s) pursuant to such Section 12 (including the Nominee Information);

B. the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

C. a representation that the Eligible Proxy Access Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

D. a representation that each Proxy Access Nominee’s candidacy and, if elected, Board membership, would not violate applicable Legal Requirements;

E. a representation that each Proxy Access Nominee:

(1) qualifies as independent under the listing standards of any Stock Exchange, any applicable rules of the SEC and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors;

(2) meets the audit committee and compensation committee independence requirements under applicable Legal Requirements, including the rules of any Stock Exchange;

(3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); and

(4) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor item) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Proxy Access Nominee;

F. a representation that the Eligible Proxy Access Stockholder satisfies the eligibility requirements set forth in Section 15(c) of Article II, along with all information necessary to verify evidence of ownership as provided under Section 15(c) of Article II;

G. a representation that the Eligible Proxy Access Stockholder intends to continue to satisfy the eligibility requirements described in Section 15(c) of Article II through the date of the annual meeting;

H. details of any position of a Proxy Access Nominee as an officer or director of any competitor (that is, any entity that provides services that compete with or are alternatives to the services provided by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Nomination Notice;

I. a representation that the Eligible Proxy Access Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rule) with respect to the annual meeting, other than with respect to a Proxy Access Nominee or any nominee of the Board;

J. a representation that the Eligible Proxy Access Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Proxy Access Nominee at the annual meeting;

K. if desired, a Supporting Statement;

L. in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

M. an undertaking pursuant to which the Eligible Proxy Access Stockholder agrees:

(1) to comply with all applicable Legal Requirements in connection with the nomination, solicitation and election;

(2) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Proxy Access Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Eligible Proxy Access Stockholder or any of its Proxy Access Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice; and

(4) to indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Eligible Proxy Access Stockholder or any of its Proxy Access Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 15.

The information and documents required by this Section 15(d) to be provided by the Eligible Proxy Access Stockholder shall be (i) provided with respect to and executed by each group member, in the case of information applicable to group members, and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Eligible Proxy Access Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 15(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to the Secretary of the Corporation. Each Eligible Proxy Access Stockholder shall also promptly provide to the Corporation such other information related to such Eligible Proxy Access Stockholder and/or the Proxy Access Nominee as may be reasonably requested by the Corporation at any time prior to the annual meeting, including such information to determine the eligibility or qualifications of the Proxy Access Nominee to serve as a director or an independent director or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of the Proxy Access Nominee to serve as a director of the Corporation.

An Eligible Proxy Access Stockholder (or the designated lead group member) providing notice of a nomination pursuant to this Section 15 shall further update and supplement the Nomination Notice and any other information required to be provided under this Section 15, so that the Nomination Notice and such other information is true and correct as of the record date for the meeting. The Eligible Proxy Access Stockholder (or the designated lead group member) shall deliver such further update and supplement to the Secretary of the Corporation not later than three business days following the record date for such meeting. For the avoidance of doubt, the requirement to update and supplement such Nomination Notice and information shall not permit any Eligible Proxy Access Stockholder or any other person to change or add any proposed Proxy Access Nominee or be deemed to cure any defects or limit the remedies (including, without limitation, under these By-laws) available to the Corporation related to any defect.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 15, the Corporation shall not be required to include a Proxy Access Nominee in the Corporation’s Proxy Materials for any annual meeting of stockholders, and such nomination shall be disregarded and no vote on such Proxy Access Nominee shall occur, if:

A. the Corporation receives a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate one or more persons for election to the Board of Directors at such annual meeting pursuant to the advance notice requirements for stockholder nominees for director set forth in Section 12 of Article II;

B. the Eligible Proxy Access Stockholder (or the designated lead group member, as applicable) or any Qualified Representative thereof does not appear at the meeting of stockholders to present the nomination with respect to the Proxy Access Nominee submitted pursuant to this Section 15;

C. the Proxy Access Nominee becomes unwilling or unable to serve on the Board of Directors or the Eligible Proxy Access Stockholder withdraws its nomination with respect to the Proxy Access Nominee;

D. the Board of Directors determines that the Proxy Access Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these By-laws or the Restated Certificate of Incorporation or any applicable Legal Requirement, or that the Proxy Access Nominee fails to satisfy any of the criteria set forth in Section 15(d)(iii)(E) above;

E. the Proxy Access Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or

F. the Board of Directors or the chairman of any annual meeting determines that (1) the Eligible Proxy Access Stockholder or the Proxy Access Nominee has failed to continue to satisfy the eligibility requirements described in this Section 15, (2) any of the information included in the Nomination Notice or otherwise provided to the Corporation by the Eligible Proxy Access Stockholder was untrue in any material respect or omitted to state a material fact necessary in order to make any statements made, in light of the circumstances under which they were made, not misleading, (3) any of the information required to be provided in the Nomination Notice was not provided, or (4) the Eligible Proxy Access Stockholder or Proxy Access Nominee otherwise breaches any applicable obligations set forth in these By-laws, including this Section 15.

(ii) Notwithstanding anything to the contrary contained in this Section 15, the Corporation may omit from the Proxy Materials, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Proxy Access Nominee included in the Nomination Notice, if the Board of Directors determines that:

A. such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

B. such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

C. the inclusion of such information in the Proxy Materials would otherwise violate the SEC proxy rules or any other applicable Legal Requirements.

ARTICLE III

DIRECTORS

Section 1. Place of Meetings. Meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, or may be held solely or in part by means of remote communication, as the Board of Directors may from time to time determine or as shall be specified in the notice of any such meeting.

Section 2. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such other time or place (within or without the State of Delaware), and/or by means of remote communication, as shall be specified in a notice thereof given as hereinafter provided in Section 5 of this Article III.

Section 3. Regular Meetings. Regular meetings of the Board of Directors shall be held at such time and place as the Board of Directors may fix. If any day fixed for a regular meeting shall be a legal holiday at the place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.

Section 4. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, if one shall have been elected, or by two or more directors of the Corporation or by the Chief Executive Officer.

Section 5. Notice of Meetings. Notice of regular meetings of the Board of Directors need not be given except as otherwise required by law or these By-laws. Notice of each special meeting of the Board of Directors for which notice shall be required, shall be given by the Secretary as hereinafter provided in this Section 5, in which notice shall be stated the time and place of the meeting. Except as otherwise required by these By-laws, such notice need not state the purposes of such meeting. Notice of any special meeting, and of any regular or annual meeting for which notice is required, shall be given to each director at least (a) four hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, electronic transmission or similar means or (b) two days before the meeting if delivered by mail to the director’s residence or usual place of business. Such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, electronic transmission or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Any director may waive notice of any meeting by a writing signed by the director entitled to the notice and filed with the minutes or corporate records. The attendance at or participation of the director at a meeting shall constitute waiver of notice of such meeting, unless the director at the beginning of the meeting or promptly upon such director’s arrival objects to holding the meeting or transacting business at the meeting.

Section 6. Organization. At each meeting of the Board of Directors, the Chairman of the Board, if one shall have been elected, or, in the absence of the Chairman of the Board or if one shall not have been elected, the Lead Director, if one has been elected or appointed, or in the absence of such Lead Director or if one shall not have been elected or appointed, another director as determined by the Board of Directors, shall act as chairman of the meeting and preside thereat. The Secretary or, in such person’s absence or inability to act, any person appointed by the chairman shall act as secretary of the meeting and keep the minutes thereof.

Section 7. Quorum and Manner of Acting. A majority of the entire Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by statute or the Restated Certificate of Incorporation or these By-laws, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum at any meeting of the Board of Directors, a majority of the directors present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to all of the directors unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice need only be given to the directors who were not present thereat. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The directors shall act only as a Board and the individual directors shall have no power as such.

Section 8. Action by Consent. Unless restricted by the Restated Certificate of Incorporation, any action required or permitted to be taken by the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission(s), and the writing or writings or electronic transmission(s) are filed with the minutes of the proceedings of the Board of Directors or such committee, as the case may be.

Section 9. Telephonic Meeting. Unless restricted by the Restated Certificate of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

Section 10. Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, including an executive committee, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of such committee’s business.

Each such committee, to the extent provided in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which require it; provided, however, that no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (b) adopting, amending or repealing any by-law of the Corporation. Each such committee shall serve at the pleasure of the Board of Directors and have such name as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors.

Section 11. Fees and Compensation. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 12. Resignations. Any director of the Corporation may resign at any time by giving written notice of such director’s resignation to the Corporation. Any such resignation shall take effect at the time, or upon the happening of an event, specified therein or, if the time or happening of an event when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

ARTICLE IV

OFFICERS

Section 1. General. The executive officers of the Corporation shall be chosen by the Board of Directors and shall include a Chief Executive Officer, one or more Presidents, one or more Vice Presidents (including Senior, Executive, Group or other classifications of Vice Presidents), a Treasurer and a Secretary. The Board of Directors, in its discretion, may also choose as an officer of the Corporation the Chairman of the Board and any Vice Chairman of the Board. The Chief Executive Officer shall appoint other officers (including, one or more Presidents, Vice Presidents, Assistant Secretaries and one or more Assistant Treasurers) as may be necessary or desirable. The officers of the Corporation shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors or, to the extent appointed by the Chief Executive Officer, the Chief Executive Officer. The Board of Directors may also delegate to any officer of the Corporation the power to appoint such other officers and to proscribe their respective duties and powers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Restated Certificate of Incorporation or these By-laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board and Vice Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 2. Term. All officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors, except that any vacancy in any office that has been appointed by the Chief Executive Officer or any other officer of the Corporation may be filled by the person who has the authority to fill that office.

Section 3. Resignations. Any officer of the Corporation may resign at any time by giving written notice of such officer’s resignation to the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon receipt. Unless otherwise specified therein, the acceptance of any such resignation shall not be necessary to make it effective.

Section 4. Removal. Any officer may be removed at any time by the Board of Directors with or without cause, except that any officer appointed by the Chief Executive Officer or any other officer of the Corporation may also be removed at any time by the Chief Executive Officer or any other officer who had appointed that officer with or without cause.

Section 5. Compensation. The compensation of all executive officers shall be fixed by or in the manner designated by the Board of Directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

ARTICLE V

TRANSFERS OF STOCK; FIXING THE RECORD DATE

Section 1. Uncertificated Shares. From and after September 13, 2023 (the “Dematerialization Date”), the shares of capital stock of the Corporation shall be issued, recorded and transferred exclusively in uncertificated book-entry form. Any stock certificates evidencing shares of capital stock of the Corporation that were issued prior to the Dematerialization Date shall continue to be certificated until the certificates therefor have been surrendered to the Corporation.

Section 2. Facsimile Signatures. Any or all of the signatures on a stock certificate evidencing shares of capital stock of the Corporation that were issued prior to the Dematerialization Date may be a facsimile, engraved or printed.

Section 3. Lost, Stolen or Destroyed Stock Certificates. The Corporation may issue uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed. When authorizing such issuance, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to give the Corporation a bond in such sum as it may direct sufficient to indemnify it against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate.

Section 4. Transfers of Stock. The capital stock of the Corporation shall be transferred only upon the books of the Corporation either (a) if such shares are certificated, by the surrender to the Corporation or its transfer agent of the old stock certificate therefor properly endorsed by the holder of record or accompanied by proper evidence of succession, assignation or authority to transfer, or (b) if such shares are uncertificated, upon presentation of proper evidence of succession, assignation or authority to transfer, in any such case, in such form as the Corporation or its transfer agent may reasonably require. Prior to due presentment for registration of transfer of a security (whether certificated or uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all the rights and powers of such security. Whenever any transfer of stock shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the shares are presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

Section 5. Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 6. Regulations. The Board of Directors may make such additional rules and regulations, not inconsistent with these By-laws, as it may deem expedient concerning the issue, transfer and registration of shares of capital stock of the Corporation.

Section 7. Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action other than stockholder action by written consent, the Board of Directors may fix, in advance, a record date, which shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. If the Board so fixes a record date for any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 7 at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall request the Board of Directors to fix a record date, which request shall be in proper form and delivered to the Secretary of the Corporation at the Corporation’s principal executive offices. To be in proper form, such request must be in writing and state the purpose or purposes of the action or actions proposed to be taken by written consent. The Board of Directors shall, within 10 days after the date on which such a request is received, adopt a resolution fixing the record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors within 10 days of the date on which such request is received, and no prior action by the Board of Directors is required by the Delaware General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be the first date after the expiration of such 10-day period on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Secretary of the Corporation at the Corporation’s principal executive offices. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the Delaware General Corporation Law with respect to the proposed action by written consent of the stockholders, the record date for determining stockholders entitled to consent to corporate action in writing shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In the event of the delivery, in the manner provided by Section 7(b) of this Article V above, to the Corporation of the requisite written consent or consents to take corporate action and/or any related revocation or revocations, the Corporation promptly shall engage nationally recognized independent inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with Section 7(b) of this Article V above represent at least the minimum number of votes that would be necessary to take the corporate action. Nothing contained in this paragraph shall in any way be construed to suggest or imply that the Corporation, any stockholder or director, or any officer whose title or office is contested, shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation). The cost of retaining inspectors of elections shall be borne by the Corporation.

(d) Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated written consent delivered in accordance with Section 7(b) of this Article V above, a written consent or consents signed by a sufficient number of stockholders to take such action are delivered to the Corporation in the manner prescribed in Section 7(b) of this Article V above.

(e) At any time that stockholders soliciting consents in writing to corporate action have a good faith belief that the requisite number of valid and unrevoked consents to authorize or take the action specified has been received by them, the consents shall be delivered by the soliciting stockholders to the Corporation in the manner described in Section 7(b) of this Article V above, together with a certificate stating their belief that the requisite number of valid and unrevoked consents has been received as of a specific date, which date shall be identified in the certificate. Upon receipt of such consents, the Corporation shall cause the consents to be delivered promptly to the inspectors of election. The Corporation also shall deliver promptly to the inspectors of election any revocations of consents in its possession, custody or control as of the time of receipt of the consents.

(f) As promptly as practicable after the consents and revocations are received by them, the inspectors of election shall issue a preliminary report to the Corporation stating: (i) the number of shares represented by valid consents; (ii) the number of shares represented by valid revocations; (iii) the number of shares represented by valid and unrevoked consents; (iv) the number of shares represented by invalid consents; (v) the number of shares represented by invalid revocations; (vi) the number of shares entitled to submit consents as of the record date; and (vii) whether, based on the preliminary count, the requisite number of valid and unrevoked consents has been obtained to authorize or take the action specified in the consents. Unless the Corporation and the soliciting stockholders agree to a shorter or longer period, the Corporation and the soliciting stockholders shall have five (5) business days to review the consents and revocations and to advise the inspectors and the opposing party in writing as to whether they intend to challenge the preliminary report. If no timely written notice of an intention to challenge the preliminary report is received, the inspectors shall certify the preliminary report (as corrected or modified by virtue of the detection by the inspectors of clerical errors) as their final report and deliver it to the Corporation. If the Corporation or the soliciting stockholders give timely written notice of an intention to challenge the preliminary report, a challenge session shall be scheduled by the inspectors as promptly as practicable. A transcript of the challenge session shall be recorded by a certified court reporter. Following completion of the challenge session, the inspectors shall issue as promptly as practicable their final report and deliver it to the Corporation. A copy of the final report shall be included in the book in which the proceedings of meetings of stockholders are recorded.

Section 8. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. General. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) brought by reason of the fact that such person (the “Indemnitee”) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the Corporation (unless such Proceeding was brought by or in the right of the Indemnitee without the prior written approval of the Board of Directors) to the fullest extent permitted by the laws of the State of Delaware and other applicable Legal Requirements in effect on the date hereof or as such Legal Requirements may from time to time hereafter be amended to increase the scope of such permitted indemnification, against all expenses, liabilities, losses and claims (including attorneys’ fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts to be paid in settlement) actually incurred or suffered by such Indemnitee in connection with such Proceeding (collectively, “Losses”). Without diminishing the scope of the indemnification provided by this Section 1, the rights of indemnification of an Indemnitee provided hereunder shall include but not be limited to those rights set forth in this Article VI.

Section 2. Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any Proceeding brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person (also an “Indemnitee”) is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against Losses actually incurred or suffered by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification shall be made in respect of any claim, issue or matter as to which Delaware law expressly prohibits such indemnification by reason of an adjudication of liability of the Indemnitee unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Indemnification in Certain Cases. Notwithstanding any other provision of this Article VI, to the extent that an Indemnitee has been wholly successful on the merits or otherwise in any Proceeding referred to in Sections 1 or 2 of this Article VI on any claim, issue or matter therein, the Indemnitee shall be indemnified against Losses actually incurred or suffered by the Indemnitee in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify the Indemnitee, against Losses actually incurred or suffered by the Indemnitee in connection with each successfully resolved claim, issue or matter. In any review or Proceeding to determine such extent of indemnification, the Corporation shall bear the burden of proving any lack of success and which amounts sought in indemnity are allocable to claims, issues or matters which were not successfully resolved. For purposes of this Section 3 and without limitation, the termination of any such claim, issue or matter by dismissal with or without prejudice shall be deemed to be a successful resolution as to such claim, issue or matter.

Section 4. Procedure.

(a) Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper (except that the right of the Indemnitee to receive payments pursuant to Section 5 of this Article VI shall not be subject to this Section 4) in the circumstances because the Indemnitee has met the applicable standard of conduct. Such determination shall be made promptly, but in no event later than 60 days after receipt by the Corporation of the Indemnitee’s written request for indemnification. The Secretary of the Corporation shall, promptly upon receipt of the Indemnitee’s request for indemnification, advise the Board of Directors that the Indemnitee has made such request for indemnification.

(b) The entitlement of the Indemnitee to indemnification shall be determined, with respect to a person who is a director or officer at the time of such determination, in the specific case (1) by the Board of Directors by a majority vote of the directors who are not parties to such Proceeding (the “Disinterested Directors”), even though less than a quorum, or (2) by a committee of the Disinterested Directors designated by majority vote of the Disinterested Directors, even though less than a quorum, or (3) if there are no Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel, or (4) by the stockholders. The entitlement of the Indemnitee to indemnification shall be determined with respect to any person who is not a director or officer at the time of such determination by any means reasonably determined by the Corporation.

(c) In the event the determination of entitlement is to be made by independent legal counsel, such independent legal counsel shall be selected by the Board of Directors and approved by the Indemnitee. Upon failure of the Board of Directors to so select such independent legal counsel or upon failure of the Indemnitee to so approve, such independent legal counsel shall be selected by the American Arbitration Association in New York, New York or such other person as such Association shall designate to make such selection.

(d) If a determination is made pursuant to Section 4(b) of this Article VI that the Indemnitee is not entitled to indemnification to the full extent of the Indemnitee’s request, the Indemnitee shall have the right to seek entitlement to indemnification in accordance with the procedures set forth in Section 6 of this Article VI.

(e) If a determination pursuant to Section 4(b) of this Article VI with respect to entitlement to indemnification shall not have been made within 60 days after receipt by the Corporation of such request, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent (i) misrepresentation by the Indemnitee of a material fact in the request for indemnification or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

(f) The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the rights of the Indemnitee to indemnification hereunder except as may be specifically provided herein, or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or create a presumption that (with respect to any criminal action or proceeding) the Indemnitee had reasonable cause to believe that the Indemnitee’s conduct was unlawful.

(g) For purposes of any determination of good faith hereunder, the Indemnitee shall be deemed to have acted in good faith if the Indemnitee’s action is based on the records or books of account of the Corporation or an affiliate, including financial statements, or on information supplied to the Indemnitee by the officers of the Corporation or an affiliate in the course of their duties, or on the advice of legal counsel for the Corporation or an affiliate or on information or records given or reports made to the Corporation or an affiliate by an independent certified public accountant or by an appraiser or other expert selected with reasonable care to the Corporation or an affiliate. The Corporation shall have the burden of establishing the absence of good faith. The provisions of this Section 4(g) of this Article VI shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in these By-laws.

(h) The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or an affiliate shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under these By-laws.

Section 5. Advances for Expenses and Costs. All expenses (including attorneys fees) incurred by or on behalf of the Indemnitee (or reasonably expected by the Indemnitee to be incurred by the Indemnitee within three months) in connection with any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding within twenty days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting from time to time such advance or advances whether or not a determination to indemnify has been made under Section 4 of this Article VI. The Indemnitee’s entitlement to such advancement of expenses shall include those incurred in connection with any Proceeding by the Indemnitee seeking an adjudication or award in arbitration pursuant to these By-laws. The financial ability of an Indemnitee to repay an advance shall not be a prerequisite to the making of such advance. Such statement or statements shall reasonably evidence such expenses incurred (or reasonably expected to be incurred) by the Indemnitee in connection therewith and shall include or be accompanied by a written undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VI.

Section 6. Remedies in Cases of Determination not to Indemnify or to Advance Expenses.

(a) In the event that (i) a determination is made that the Indemnitee is not entitled to indemnification hereunder, (ii) advances are not made pursuant to Section 5 of this Article VI or (iii) payment has not been timely made following a determination of entitlement to indemnification pursuant to Section 4 of this Article VI, the Indemnitee shall be entitled to seek a final adjudication either through an arbitration proceeding or in an appropriate court of the State of Delaware or any other court of competent jurisdiction of the Indemnitee’s entitlement to such indemnification or advance.

(b) In the event a determination has been made in accordance with the procedures set forth in Section 4 of this Article VI, in whole or in part, that the Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration referred to in paragraph (a) of this Section 6 shall be de novo and the Indemnitee shall not be prejudiced by reason of any such prior determination that the Indemnitee is not entitled to indemnification, and the Corporation shall bear the burdens of proof specified in Sections 3 and 4 of this Article VI in such proceeding.

(c) If a determination is made or deemed to have been made pursuant to the terms of Sections 4 or 6 of this Article VI that the Indemnitee is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding or arbitration in the absence of (i) a misrepresentation of a material fact by the Indemnitee or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

(d) To the extent deemed appropriate by the court, interest shall be paid by the Corporation to the Indemnitee at a reasonable interest rate for amounts which the Corporation indemnifies or is obliged to indemnify the Indemnitee for the period commencing with the date on which the Indemnitee requested indemnification (or reimbursement or advancement of expenses) and ending with the date on which such payment is made to the Indemnitee by the Corporation.

Section 7. Rights Non-Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other Sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 8. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

Section 9. Definition of Corporation. For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 10. Other Definitions. For purposes of this Article VI, references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

Section 11. Survival of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment, alteration, rescission or replacement of these By-laws or any provision hereof shall be effective as to an Indemnitee with respect to any action taken or omitted by such Indemnitee in Indemnitee’s position with the Corporation or any other entity which the Indemnitee is or was serving at the request of the Corporation prior to such amendment, alteration, rescission or replacement.

Section 12. Indemnification of Employees and Agents of the Corporation. The Corporation may, by action of the Board of Directors from time to time, grant rights to indemnification and advancement of expenses to employees and agents of the Corporation with the same scope and effect as the provisions of this Article VI with respect to the indemnification of directors and officers of the Corporation.

Section 13. Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VI as to all losses actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE VII

GENERAL PROVISIONS

Section 1. Dividends. Subject to the provisions of statute and the Restated Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of stock of the Corporation, unless otherwise provided by statute or the Restated Certificate of Incorporation.

Section 2. Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors may, from time to time, in its absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors may think conducive to the interests of the Corporation. The Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Section 3. Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors.

Section 4. Fiscal Year. The fiscal year of the Corporation shall be December 31 and may be changed by resolution of the Board of Directors.

Section 5. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 6. Execution of Contracts, Deeds, Etc. The Board of Directors may authorize any officer or officers, agent or agents, in the name and on behalf of the Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

Section 7. Voting of Stock in Other Corporations. Unless otherwise provided by resolution of the Board of Directors, the Chairman of the Board or the Chief Executive Officer, from time to time, may (or may appoint one or more attorneys or agents to) cast the votes which the Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose shares or securities may be held by the Corporation, at meetings of the holders of the shares or other securities of such other corporation. In the event one or more attorneys or agents are appointed, the Chairman of the Board or the Chief Executive Officer may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent. The Chairman of the Board or the Chief Executive Officer may, or may instruct the attorneys or agents appointed to, execute or cause to be executed in the name and on behalf of the Corporation and under its seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the circumstances.

Section 8. Severability. The provisions of these By-laws are subject to applicable Delaware law and other applicable Legal Requirements. To the extent any provision of these By-laws would be, in the absence of this Section 8, invalid, illegal or unenforceable for any reason whatsoever, such provision shall be severable from the other provisions of these By-laws, and all provisions of these By-laws shall be construed so as to give effect to the intent manifested by these By-laws, including, to the maximum extent possible, the provision that would be otherwise invalid, illegal or unenforceable.

ARTICLE VIII

FORUM FOR ADJUDICATION OF DISPUTES

Section 1. Delaware Exclusive Forum Provisions. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state or federal court located within the state of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Section 2 Federal Exclusive Forum Provisions. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for any action or complaint asserting a cause or causes of actions arising under the Securities Act of 1933, as amended. This Section 2 of Article VIII is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Section 3 General Provisions. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX

AMENDMENTS

These By-laws may be repealed, altered, amended or rescinded in whole or in part, or new by-laws may be adopted by either the affirmative vote of the holders of at least a majority of the voting power of all of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon or by the Board of Directors.